Exhibit 10.2

September 1, 2006	EXECUTION COPY

VIA FACSIMILE AND EXPRESS COURIER

Mr. Steven M. Rauscher

Chief Executive Officer and President

Oscient Pharmaceuticals Corporation

1000 Winter Street, Suite 2200

Waltham, Massachusetts 02451

RE:	Termination of Co-Promotion Agreement

Dear Mr. Rauscher:

Reference is made to the Co-Promotion Agreement between Oscient Pharmaceuticals Corporation (“Oscient”) and Auxilium Pharmaceuticals, Inc. (“Auxilium”), dated April 11, 2005 (the “Agreement”). This letter agreement sets forth the terms and conditions upon which Oscient and Auxilium have mutually agreed to terminate the Agreement. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement. The terms and conditions of the mutual termination are as follows:

1. Effective upon the close of business on August 31, 2006 (the “Termination Date”), the Agreement is terminated. Oscient shall cease all Promotion Activities related to the Product upon issuance of its press release as described in Paragraph 8 of this letter agreement.

2. Auxilium shall pay Oscient the sum of One Million Eight-Hundred Thousand U.S. Dollars ($1,800,000) in full and complete satisfaction of all financial obligations under the Agreement (with the exception of those obligations set forth on Paragraphs 3 and 4 below). Auxilium shall make such payment by wire transfer of immediately available funds to an account designated in writing by Oscient simultaneously with the execution of this letter agreement.

Mr. Steven M. Rauscher

September 1, 2006

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3. On or before October 7, 2006, Auxilium will determine the allocation of Gross Profit for the period from July 1, 2006 through the Termination Date. Gross Profit for such period shall be calculated in accordance with the terms of the Agreement except that the “Year-to-Date Ceiling” will be reduced from the third quarter value of 73% to a pro-rated amount of 64.0% to reflect termination of services prior to the end of the quarter. Auxilium shall provide Oscient with a PCP Gross Profit Report, in accordance with Section 3.5 of the Agreement for the period from July 1, 2006 through the Termination Date by October 7, 2006. On or before October 13, 2006, Auxilium shall pay to Oscient its allocation of PCP Gross Profits which will include the actual monthly script data for Q3 through the Termination Date and pursuant to Section 3.5 of the Agreement will be adjusted to reflect any under- or over-allocation of PCP Gross Profit from the preceding quarter, Q2. Oscient reserves its rights under Sections 4.4 and 4.5 of the Agreement relating to auditing such payment.

4. Pursuant to Sections 2.9 and 3.4 of the Agreement, on or before September 29, 2006, each party shall submit to the other its portion of the Aggregate Marketing Expenses for the period from July 1, 2006 through the Termination Date in accordance with GAAP; provided, however, that Oscient shall not include in Aggregate Marketing Expenses any expenses or costs related to Outstanding Agreements (as defined below) for which Auxilium is liable and pays pursuant to Paragraph 5 below. If, pursuant to Section 2.9 of the Agreement, payment is due from Oscient to Auxilium, or if payment is due from Auxilium to Oscient, the owing party shall pay the amount owed on or before October 13, 2006.

5. Oscient and Auxilium agree to the existing vendors listed on Exhibit A which are engaged in contracts and outstanding purchase orders (collectively, the “Outstanding Agreements”) relating to Promotion Activities for the Product. Auxilium will identify the Outstanding Agreement it wishes to continue and pursue, and the parties shall cooperate to transfer or assign such Outstanding Agreements to Auxilium. Auxilium will identify the Outstanding Agreements it does not wish to continue or assume, and the parties shall cooperate to seek to terminate each such Outstanding Agreement and reduce the costs of any such early termination. Auxilium shall be solely liable for any costs associated with the Outstanding Agreements after the Termination Date including, without limitation, costs resulting from early termination, transferring and assigning the Outstanding Agreements.

Mr. Steven M. Rauscher

September 1, 2006

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6. On or before September 30, 2006, at Auxilium’s expense, Oscient shall return to Auxilium or destroy all Confidential Information in its possession or control, and deliver to Auxilium or destroy all Promotional Materials in its possession related to the Product, except one (1) copy of the Confidential Information may be retained by Oscient for the purposes of determining its obligations hereunder. Oscient agrees and acknowledges that it is Auxilium’s preference that all Promotional Materials be delivered to Auxilium and not destroyed. Oscient hereby agrees that Auxilium may use all such Promotional Materials and any packaging of Product containing Oscient’s name, logo or trademark through December 31, 2006. After such date Auxilium shall cease using and destroy any Promotional Materials and packaging which contain Oscient’s name, logo or trademark.

7. Except as to such rights, claims or obligations as may be created by this letter agreement and Oscient’s rights to indemnification pursuant to Section 10.2(i) including those provisions under Section 10 of the Agreement required to give effect to Section 10.2(i), Oscient hereby releases and forever discharges Auxilium, any Affiliate, and its and their present and former shareholders, officers, directors, agents, employees, attorneys, successors, and assigns from any and all debts, liabilities, obligations, promises, covenants, contracts, endorsements, bonds, controversies, actions, causes of action, judgments, damages, expenses, claims and demands of any nature whatsoever, known or unknown, fixed or contingent, in law or in equity, which against Auxilium, Oscient had, or now has, or hereafter can, shall or may have jointly, severally, or in the alternative, for, or by reason of, any matter or cause whatsoever arising from or related in any manner whatsoever to the Agreement.

8. Except as to such rights, claims or obligations as may be created by this letter agreement, Auxilium hereby releases and forever discharges Oscient, any Affiliate, and its and their present and former shareholders, officers, directors, agents, employees, attorneys, successors, and assigns from any and all debts, liabilities, obligations, promises, covenants, contracts, endorsements, bonds, controversies, actions, causes of action, judgments, damages, expenses, claims and demands of any nature whatsoever, known or unknown, fixed or contingent, in law or in equity, which against Oscient, Auxilium had, or now has, or hereafter can, shall or may have jointly, severally, or in the alternative, for, or by reason of, any matter or cause whatsoever arising from or related in any manner whatsoever to the Agreement.

Mr. Steven M. Rauscher

September 1, 2006

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9. The parties agree that this mutual termination of the Agreement may be announced by each party on Tuesday, September 5, 2006 prior to 9:30 AM. Oscient and Auxilium agree to provide each other with a draft copy of all announcements and press releases related to this mutual termination of the Agreement with adequate time to review and comment. Each press release, announcement or excerpt thereof which directly relates to this mutual termination shall be approved by the other party. Such approval shall not be unreasonably withheld. The parties agree not to take any action, or make or publish or cause others, including but not limited to, their respective officers, directors, employees, sales representatives and agents, to make or publish, any statement, whether orally or in writing and whether in print, electronic media or otherwise, which is inconsistent with the press releases or which libels, slanders or otherwise defames or disparages the other party, the Product, its business, management or its services or performance relating to the Product or which portrays the other party, its business, management or its services or performance relating to the Product in a false or misleading manner.

10. For a period of one (1) year from the Termination Date, each party agrees that it shall not (and shall cause its respective affiliates not to), directly or indirectly (a) solicit, induce or encourage any employee or officer of the other party or any of its subsidiaries to leave the employ of such party or any such subsidiary, or to seek, obtain or accept employment with any person, or (b) hire any employee or officer of the other party or its subsidiaries; provided, however, that the foregoing shall not (i) apply to the solicitation or hiring of any employee or officer of a party or its subsidiaries who is terminated after the Termination Date by Oscient or Auxilium at least thirty (30) days prior to such individual’s hire by the other party, or (ii) prevent either party from publishing an advertisement for employment directed at the general public.

11. The following sections shall survive this termination of the Agreement: Section 5.4 (Public Announcements), Section 5.5 (Publications), Section 5.6 (Trademark), Section 5.7 (Copyright), Section 5.8 (Patents), Section 5.9 (Injunctive Relief), Section 6.0 (Product Complaints; Inquiries, Withdrawals and Recalls), Section 8.0 (Rights and Duties Upon Termination), and Section 10.2(i) (Indemnification and Liability) including those additional provisions of Section 10 required to give effect to Section 10.2(i). In addition, Section 5.1 (Adverse Experiences and Regulatory Matters) of the Agreement shall survive through March 1, 2007 and Section 5.2 (Confidential Information) of the Agreement shall survive through September 1, 2011.

Mr. Steven M. Rauscher

September 1, 2006

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12. This letter agreement constitutes the entire agreement between Oscient and Auxilium with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements, discussions and negotiations. Its terms are contractual and not a mere recital. Oscient and Auxilium have executed this letter agreement voluntarily, after having obtained advice of counsel, and with a full and free understanding of its terms, which may not be changed except by a writing signed by both Oscient and Auxilium.

13. If any of the provisions, terms or clauses of this letter agreement are declared illegal, unenforceable, or ineffective in a legal forum, those provisions, terms, and clauses shall be deemed severable, such that all other provisions, terms and clauses of this letter agreement shall remain valid and binding upon all parties.

14. This letter agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of New York. In the event of a dispute relating to this letter agreement, the parties hereto agree to submit to the personal jurisdiction of the Courts located in New York County, New York.

15. In the event any litigation relating to this letter agreement hereafter takes place, the prevailing party in such litigation shall be entitled to recover its costs and expenses, including attorneys’ fees incurred in connection therewith.

16. This letter agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Mr. Steven M. Rauscher

September 1, 2006

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If this letter agreement is consistent with your understanding and if you are in agreement with all of its terms, please sign the enclosed copy of this letter and return it to me.

Auxilium Pharmaceuticals, Inc.

/s/ James E. Fickenscher	Date: September 1, 2006
James E. Fickenscher Chief Financial Officer Auxilium Pharmaceuticals, Inc.

Oscient Pharmaceuticals Corporation

/s/ Steven M. Rauscher	Dated: September 1, 2006
Steven M. Rauscher Chief Executive Officer and President

Mr. Steven M. Rauscher

September 1, 2006

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EXHIBIT A

OUTSTANDING AGREEMENTS

AG Communications

Access Communications

Pro-Motions

IMS Health

Source HealthCare

Porter Novelli

Arista Marketing

Cambridge Biomarketing

Thomson Healthcare